UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2024

OPENLANE, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11299 N. Illinois Street

Carmel, Indiana 46032

(Address of principal executive offices)

(Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KAR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2024, OPENLANE, Inc. (the “Company”) and ADESA Auctions Canada Corporation, a subsidiary of the Company (the “Canadian Borrower”), entered into a First Amendment Agreement (the “First Amendment”) to the Credit Agreement, dated as of June 23, 2023 (as amended by the First Amendment, the “Credit Agreement”), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

The First Amendment provides for, among other things, the establishment of (i) a revolving credit facility in Canadian dollars in an aggregate principal amount of C$175,000,000 (the “2024 Canadian Revolving Facility”) and (ii) a sublimit under the Company’s existing revolving facility (the “Existing Revolving Facility”) for borrowings in Canadian dollars in an aggregate principal amount of up to C$50,000,000 (the “Canadian Sublimit”). The proceeds of the 2024 Canadian Revolving Facility may be used by the Canadian Borrower to finance a portion of the purchase price of the Canadian Borrower’s acquisition of certain assets from Manheim Canada, to pay certain fees and expenses in connection with the transactions contemplated by the First Amendment and for ongoing working capital needs and general corporate purposes.

Loans under the 2024 Canadian Revolving Facility will bear interest at a rate calculated based on the type of borrowing (at the Canadian Borrower’s election, either Adjusted Term CORRA Rate or Canadian Prime Rate (each as defined in the Credit Agreement)) and the Company’s Consolidated Senior Secured Net Leverage Ratio, with such rate ranging from 3.00% to 2.50% for Adjusted Term CORRA loans and from 2.00% to 1.50% for Canadian Prime Rate loans. Loans under the Canadian Sublimit will bear interest at the Adjusted Term CORRA Rate plus a margin ranging from 2.75% to 2.25% based on the Company’s Consolidated Senior Secured Net Leverage Ratio (the same margin as Loans under the Existing Revolving Credit Facility). The Canadian Borrower will also pay a commitment fee between 25 to 35 basis points, payable quarterly, on the average daily unused amount of the 2024 Canadian Revolving Facility based on the Company’s Consolidated Senior Secured Net Leverage Ratio.

The obligations of the Canadian Borrower under the 2024 Canadian Revolving Facility are guaranteed by certain of the Company’s domestic and Canadian subsidiaries (the “2024 Canadian Revolving Facility Subsidiary Guarantors”) and are secured by substantially all of the assets of the Company, the Canadian Borrower and the 2024 Canadian Revolving Facility Subsidiary Guarantors, subject to certain exceptions; provided, however, the Canadian Borrower and the other Canadian subsidiaries of the Company constituting the 2024 Canadian Revolving Facility Subsidiary Guarantors shall guarantee and/or provide security for only the Canadian Secured Obligations (as defined in the Credit Agreement).

Certain of the lenders and agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

The above description of the First Amendment is not complete and is qualified in its entirety by reference to the full text of the First Amendment. The First Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	First Amendment Agreement, dated as of January 19, 2024, by and among the Company, the Canadian Borrower, certain other subsidiaries of the Company party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 22, 2024	OPENLANE, Inc.

/s/ BRAD S. LAKHIA
Brad S. Lakhia
Executive Vice President and Chief Financial Officer